NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 31, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on May 16, 2022 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the Reorganization Merger agreement which became effective on May 16, 2022, each share of Crane Co. Common Stock (Old) issued and outstanding immediately prior to the Reorganization Merger converted on a one-for-one basis into shares of Crane Holdings Common Stock (New). This Form 25 is only for the removal from listing on the Exchange of the common stock of Crane Co. Common Stock (Old) and not a termination of the registration of the Crane Holdings Common Stock (New) under Section 12(b) of the Exchange Act. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on May 17, 2022.